Exhibit 1

Westpac 2015

Annual General Meeting

Dear Shareholder

It is my pleasure to invite you to Westpac’s Annual General Meeting (AGM) on Friday, 11 December 2015.

Venue:	Grand Ballroom, Sofitel Sydney Wentworth
Address:	Level 3, 61-101 Phillip Street, Sydney
Date:	Friday, 11 December 2015
Start time:	10:00 am (Sydney time)
Registration:	From 9:00 am (Sydney time)

The AGM is an opportunity for Directors and Senior Executives to interact directly with our shareholders, and I hope you will be able to attend or view the proceedings on our website. To this end, we seek to make our AGM as accessible as possible. This includes providing arrangements for those who are mobility impaired, and by having sign language and hearing loop facilities. In addition to the Grand Ballroom, we will also have additional meeting rooms available for shareholders in case the Grand Ballroom is filled to capacity. Video and other electronic technology will be used to facilitate the connection to, and participation with, the Grand Ballroom. For those unable to attend, we will webcast the live proceedings on our website at www.westpac.com.au/investorcentre (an archive of the AGM will also be subsequently available). Details of how to get to the AGM are set out in the Notice of Meeting.

Our Chief Executive Officer, Brian Hartzer, and I will both speak at the AGM, and our presentations will also be available to view on our website soon after the AGM.

A key purpose of the AGM is to allow you to vote on matters important to shareholders. Those attending will be able to vote at the meeting, and if you cannot attend and you wish to vote, you will need to appoint a Proxy. The best way to appoint a Proxy and register your voting intentions is to do so online. This can be completed via our Share Registry’s dedicated website vote.linkmarketservices.com/WBC. Alternatively you may use the form enclosed with this letter. Details around how to appoint a Proxy are included in the Notice of Meeting.

Holders of Westpac Convertible Preference Shares (CPS) are also invited to attend the AGM but, in accordance with the terms of those securities, are not able to vote.

As the AGM is the Board’s opportunity to hear directly from you, should you be unable to attend but would like to submit questions on any matters related to the AGM, you can submit those questions online through the voting site above. Questions submitted will be considered by me in preparing my AGM address.

As always, our Directors and Senior Executives look forward to mixing with you informally over light refreshments at the conclusion of the AGM.

I look forward to welcoming you to the AGM.

Yours sincerely,

Westpac Banking Corporation ABN 33 007 457 141 Level 20, 275 Kent Street, Sydney NSW 2000 www.westpac.com.au
Lindsay Maxsted
Chairman
11 November 2015

WESTPAC 2015 ANNUAL GENERAL MEETING

Notice of Annual General Meeting

The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held in the Grand Ballroom at the Sofitel Sydney Wentworth, Level 3, 61-101 Phillip Street, Sydney, New South Wales 2000, on Friday, 11 December 2015, commencing at 10:00 am (Sydney time).

Items of business

1.              FINANCIAL REPORTS

To receive and consider the Financial Report and the Reports of the Directors and Auditor for the year ended 30 September 2015.

2.              REMUNERATION REPORT

To adopt the Remuneration Report for the year ended 30 September 2015.

3.              GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER

To approve for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) the grant of shares under the CEO Restricted Share Plan, and performance share rights and shares under the CEO Long Term Incentive Plan to the Managing Director and Chief Executive Officer, Brian Hartzer, in accordance with the rules of those Plans and on the terms summarised in the Explanatory Notes accompanying this Notice of Meeting.

4.              ELECTION OF DIRECTORS

To elect Directors:

(a)         Elizabeth Bryan who retires in accordance with the Constitution and, being eligible, offers herself for re-election.

(b)         Peter Hawkins who retires in accordance with the Constitution and, being eligible, offers himself for re-election.

(c)          Craig Dunn who, in accordance with the Constitution, offers himself for election.

By order of the Board of Directors

Timothy Hartin

Group Company Secretary

11 November 2015

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Notes

1.              VOTING EXCLUSION STATEMENT

RESOLUTIONS 2 AND 3 – REMUNERATION REPORT AND GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER

Resolutions 2 and 3 are directly or indirectly related to the remuneration of a member of the Key Management Personnel (KMP) of Westpac. Westpac’s KMP are set out in Westpac’s Remuneration Report. The Corporations Act 2001 (Cth) (Corporations Act) restricts KMP and their closely related parties from voting in certain circumstances in respect of such resolutions.

A “closely related party” of a KMP is defined in the Corporations Act and includes a spouse, dependant and certain other close family members, as well as any companies controlled by the KMP.

In accordance with these requirements, Westpac will disregard any votes cast on Resolution 2, in any capacity, by or on behalf of a member of the KMP or that KMP’s closely related parties. Westpac will also disregard any votes cast on Resolution 2 and Resolution 3 as Proxy by any member of the KMP at the date of the AGM or that KMP’s closely related parties, unless the vote is cast:

•                  by a Proxy for a person entitled to vote, in accordance with the directions on the Proxy Form; or

•                  by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with an express authority to vote undirected proxies as the Chairman sees fit.

In addition, in accordance with the ASX Listing Rules, Westpac will disregard any votes cast on Resolution 3 by Mr Hartzer and any associate of Mr Hartzer. However, Westpac will not disregard a vote cast by Mr Hartzer as Proxy for a person who is entitled to vote, in accordance with the directions on the Proxy Form. Mr Hartzer is the only Director currently eligible to participate in an employee incentive scheme.

Section 3 discusses how to appoint a Proxy.

2.              RIGHT TO ATTEND, SPEAK AND VOTE AT THE AGM*

INVESTOR	RIGHT TO ATTEND AND SPEAK	RIGHT TO VOTE

Holders of ordinary shares

Holders of Westpac Convertible Preference Shares (CPS)

* Refer to Note 1 (Voting Exclusion Statement) regarding restrictions on voting.

We use the term ‘securityholder’ throughout this Notice of Meeting to collectively refer to our ordinary shareholders and CPS holders.

For the purposes of the AGM, securities will be taken to be held by the persons who are registered as the holders of those securities at 7:00 pm (Sydney time) on Wednesday, 9 December 2015.

3.              APPOINTING A PROXY

•                  Ordinary shareholders are entitled to appoint up to two Proxies to act at the AGM on their behalf, and to vote in accordance with their instructions on the Proxy Form.

•                  A Proxy need not be a shareholder of Westpac.

•                  Where two Proxies are appointed, each Proxy can be appointed to represent a specified proportion or number of a shareholder’s votes. If no number or proportion of votes is specified, each Proxy may exercise half of the shareholder’s votes.

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•                 Appoint your Proxy online via the website of our Share Registrar, Link Market Services Limited (Link), at vote.linkmarketservices.com/WBC. Follow the prompts and have your SRN or HIN available. Alternatively, completed Proxy Forms (together with any authority under which a Proxy Form is signed, or a certified copy of that authority) may be delivered to Link in the following ways: scanned and sent via email to vote@linkmarketservices.com.au; posted to Link Market Services Limited, Locked Bag A6015, Sydney South, NSW 1235, using the enclosed return envelope; hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes, NSW 2138; or by facsimile to (+ 61 2) 9287 0309.

•                 All Proxies must be appointed (either online or Proxy Forms received) by 10:00 am (Sydney time) on Wednesday, 9 December 2015.

•                 If a Proxy is instructed to abstain from voting on a Resolution, they must not vote on the shareholder’s behalf, and any vote will not be counted.

•                 If you appoint someone as your Proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf on a poll if your Proxy does not do so.

•                 If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided in relation to Resolution 2 or Resolution 3, you will be expressly authorising the Chairman to exercise your Proxy as the Chairman sees fit in relation to those Resolutions, even though those Resolutions are connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as Proxy with a direction how to vote on a Resolution, including Resolution 2 and Resolution 3, you should specify this by completing the “For,” “Against” or “Abstain” boxes on the Proxy Form.

•                 If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Resolution 2 and Resolution 3 by completing the “For”, “Against” or “Abstain” boxes on the Proxy Form. If you do not, your Proxy will not be able to exercise your vote for that Resolution.

•                 Shareholders are encouraged to consider how they wish to direct their Proxies to vote. Other than as described above for Resolution 2 and Resolution 3, if a Proxy is not directed how to vote on a Resolution, the Proxy may vote, or abstain, as they see fit. Should any Resolution, other than those specified in this Notice of Meeting, be proposed at the AGM, a Proxy may vote on that Resolution as they see fit.

•                 Further instructions on appointing Proxies are available online at vote.linkmarketservices.com/WBC or on the reverse of the Proxy Form.

4.              UNDIRECTED PROXIES

The Chairman of the AGM intends to vote all available proxies in favour of all Resolutions.

5.              CORPORATE REPRESENTATIVES

A corporation which is a shareholder, or which has been appointed a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link.

6.              VOTING BY POLL

Voting on Resolutions at the AGM will be conducted by poll. Details of how the poll will be conducted will be explained at the AGM.

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Conduct of the Westpac AGM

THE AGM IS AN IMPORTANT FORUM FOR INTERACTION BETWEEN THE BOARD, THE MANAGEMENT TEAM AND SECURITYHOLDERS. OUR AGM IS INTENDED TO GIVE SECURITYHOLDERS THE OPPORTUNITY TO:

•                 hear from the Chairman and the CEO about the performance and operations of Westpac;

•                 consider and vote on the Resolutions before the AGM (subject to any voting restrictions); and

•                 ask questions of the Board and the Auditor at the AGM. The Chairman and the CEO will generally answer questions on behalf of the Board and the management team. If questions cannot be answered by a Board member, we may refer the question to a Senior Executive or we will seek to provide a response to the securityholder as soon as possible after the AGM.

TO DO THIS, WE WILL:

•                 give securityholders the chance to raise questions before the AGM online via Link’s website at vote.linkmarketservices.com/WBC or by using the form included with this Notice of Meeting;

•                 provide securityholders a reasonable opportunity to ask questions;

•                 inform securityholders of the proxy position on each Resolution and the manner in which the Chairman of the AGM will vote available proxies;

•                 webcast the AGM live on our website at www.westpac.com.au/investorcentre;

•                 provide sign language and hearing loop facilities; and

•                 provide assistance for people with mobility or vision impairment.

TO ASSIST US TO ACHIEVE ALL THIS, WE ASK THAT SECURITYHOLDERS:

•                 are courteous and respectful to all attending the AGM, and to those assisting in running the AGM;

•                 keep questions to a reasonable length to allow as many securityholders as possible to participate;

•                 confine questions to matters being considered at the AGM and which are relevant to securityholders as a whole. Questions relating to a securityholder’s individual circumstances can be raised with Westpac or Link representatives who will be available before and following the AGM. Personal banking matters will be directed to a senior member of the organisation who will be available to assist securityholders with their queries;

•                 do not photograph, videotape or record the AGM; and

•                 do not repeat questions already raised and answered.

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WESTPAC 2015 ANNUAL GENERAL MEETING

Explanatory notes

ITEM 1 FINANCIAL REPORTS

In accordance with the Corporations Act, the Financial Report, Directors’ Report and Auditor’s Report (collectively, the Reports) for the year ended 30 September 2015 will be put before the AGM. These Reports are in Westpac’s 2015 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre.

This item does not require a formal resolution and, accordingly, no vote will be held on this item. Securityholders will be given a reasonable opportunity to ask questions on these Reports during discussion on this item.

ITEM 2 REMUNERATION REPORT (NON-BINDING ADVISORY VOTE)

Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2015. The Remuneration Report is included in the Directors’ Report in Westpac’s 2015 Annual Report and is also available at www.westpac.com.au/investorcentre.

The Remuneration Report outlines Westpac’s remuneration strategy and objectives and provides details of Board and KMP remuneration received during the year. Westpac’s remuneration strategy seeks to attract and retain talented Executives and employees by rewarding them for achieving high performance and delivering superior long-term results for securityholders, while adhering to sound risk management and governance principles.

Westpac’s remuneration strategy for Non-executive Directors is to remunerate them appropriately for their time, expertise and insight into strategic and governance issues, and to ensure we are able to attract and retain experienced and qualified Directors.

Under the Corporations Act, the vote on this Resolution is advisory only and does not bind the Board or Westpac. However, Westpac values its shareholders’ feedback and the Board and the Board Remuneration Committee will take the outcome of the vote into account when considering future remuneration policies.

A voting exclusion applies to this Resolution, as set out earlier in this Notice of Meeting.

The Board unanimously recommends that shareholders vote in favour of adopting the Remuneration Report.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

ITEM 3 GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER

Shareholders are asked to vote on whether Brian Hartzer should receive equity securities as part of his remuneration for the 2015 and 2016 financial years.

The Board believes that the CEO’s remuneration should be aligned to the long-term interests of securityholders. Accordingly, the Board believes that the CEO should maintain a substantial shareholding in Westpac and that part of his remuneration should be in the form of equity that vests if certain conditions or hurdles are achieved. Equity grants would be made up of two elements:

1.         Part of Mr Hartzer’s short-term incentive would be paid as deferred shares that only vest if Mr Hartzer remains with Westpac or in other limited circumstances discussed below. This equity would vest over two years.

2.         Long-term incentives would be allocated in the form of performance share rights which only vest if certain performance hurdles are met.

The proposed awards will be made under the CEO Restricted Share Plan and CEO Long Term Incentive Plan. Details of the plans are provided below.

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1.             OVERVIEW OF THE CEO RESTRICTED SHARE PLAN (CEO RSP) AND THE CEO LONG TERM INCENTIVE PLAN (CEO LTIP)

The CEO RSP and CEO LTIP were established to provide deferred short-term incentive (STI) and long-term incentive (LTI) awards, respectively, to our CEO. The terms of the CEO RSP and CEO LTIP are determined by the Board in accordance with Mr Hartzer’s employment agreement and, consistent with our remuneration strategy, have been designed to link Mr Hartzer’s reward to performance and the delivery of long-term value for our securityholders. A contextual factor is that Mr Hartzer’s base pay is substantially lower than that of his predecessor, as are the dollar values of his STI and LTI grants. The issue of securities under these plans is seen as appropriate as they:

•                  align Mr Hartzer’s interests with the interests of securityholders;

•                  ensure that Mr Hartzer’s remuneration is competitive and aligned with market remuneration in the banking industry; and

•                  encourage the achievement of performance goals and the growth of Westpac’s business.

Each year, the Board determines Mr Hartzer’s STI target amount. Mr Hartzer’s annual STI award is then determined by the Board following the end of each financial year based on his performance against a balanced scorecard of financial and non-financial objectives. The STI amount awarded to Mr Hartzer will range between 0% and 150% of the STI target amount. The Board currently requires that 50% of any STI award be deferred under the CEO RSP. This approach would see Mr Hartzer receive restricted shares that subsequently vest in two equal tranches over the next two years. The Board retains the discretion to determine the portion of any STI award that is deferred and the period of any such deferral.

Each year, under the CEO LTIP, Westpac may grant performance share rights to Mr Hartzer. If these rights vest, Mr Hartzer is entitled to one ordinary share in Westpac for each vested performance share right. Mr Hartzer’s LTI award only delivers value to him if certain performance hurdles are satisfied. Currently, these hurdles are based on a peer-weighted Total Shareholder Return (TSR) index and growth in Westpac’s Cash Earnings Per Share (EPS).

2.              WHY IS SHAREHOLDER APPROVAL BEING SOUGHT?

Shareholder approval is being sought to satisfy ASX Listing Rule 10.14 which requires shareholder approval if a director is issued securities under an employee incentive scheme. Accordingly, before any securities may be granted to the CEO under the CEO RSP and the CEO LTIP, the grants must first be approved by shareholders.

Under the CEO RSP, the Board decides at the date of grant whether any restricted shares awarded will be acquired on-market or issued by Westpac. Similarly, under the CEO LTIP, the Board decides within 28 days of the date of vesting whether the shares underlying the performance share rights will be issued or acquired on-market. Shareholder approval is being sought at this meeting to retain flexibility to issue shares under either the CEO RSP or the CEO LTIP. If shareholder approval is not obtained, Mr Hartzer’s deferred STI and LTI will be delivered in cash.

Shareholder approval is also being sought for the purposes of section 200B and section 200E of the Corporations Act for any termination benefits that might be given to Mr Hartzer in connection with the deferred STI and LTI awards covered by Resolution 3. If approved, Mr Hartzer will be entitled to receive any benefit arising through these awards upon termination (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval under the Corporations Act. It is intended that this approval will remain valid during the life of any securities granted pursuant to Resolution 3.

Further details of Mr Hartzer’s remuneration package for Westpac’s 2015 financial year are set out in the Remuneration Report contained in our Annual Report, and available on Westpac’s website.

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3.              CEO RSP — 2015 AND 2016 STI AWARD

As Mr Hartzer did not start as CEO until 2 February 2015, shareholder approval was not sought at the 2014 AGM in relation to his 2015 STI deferred equity. Accordingly, shareholder approval is now being sought in relation to STI deferred equity grants for both the 2015 and 2016 financial years.

Mr Hartzer’s 2015 STI award was $2,491,920. Of that STI award, 50% will be delivered as restricted shares under the CEO RSP and will be Mr Hartzer’s deferred STI for 2015.

Mr Hartzer’s 2016 STI target is $2,686,000. Once Mr Hartzer’s 2016 STI award has been determined by the Board, 50% will be delivered as restricted shares under the CEO RSP and will be Mr Hartzer’s deferred STI for 2016.

Half of Mr Hartzer’s deferred STI will be restricted for one year from the commencement of the restriction period (1 October 2015 for the 2015 financial year grant and 1 October 2016 for the 2016 financial year grant) and the remainder of each deferred STI restricted for two years.

The number of restricted shares Mr Hartzer receives will be determined by dividing the dollar value of his deferred STI by the market price at about the time the shares are granted. If new shares are issued by Westpac to satisfy this obligation, the market price will be the volume weighted average market price of Westpac’s shares, as traded on the ASX in the 5 trading days up to and including the day before the award is made. If, on the other hand, Westpac acquires shares on-market to satisfy this obligation, the market price is the average purchase price of the shares.

It is anticipated that Mr Hartzer’s 2015 deferred STI award of restricted shares will be granted soon after the AGM. The restricted shares in respect of the 2016 deferred STI award are expected to be granted in or about December 2016.

Example: If it is assumed Mr Hartzer is awarded 100% of his 2016 STI target following the end of the 2016 financial year, with half of that award delivered as deferred STI, and a market price of $35.00, 38,371 restricted shares would be delivered to Mr Hartzer in December 2016. This is an indicative example only because the value of the CEO RSP award for 2016 is not yet known and the number of restricted shares is dependent on the market price of Westpac shares closer to the date the restricted shares are granted.

4.              CEO LTIP – 2015 AND 2016 LTI AWARD

CEO LTI equity grants under Westpac’s CEO LTIP are typically granted in December of each financial year with respect to that financial year. As Mr Hartzer started in the position of CEO on 2 February 2015, the Board deferred granting LTI to Mr Hartzer under the CEO LTIP for the 2015 financial year. Accordingly, shareholder approval is now being sought for the LTI equity grants to Mr Hartzer under the CEO LTIP for both the 2015 and 2016 financial years.

In respect of the period that Mr Hartzer was CEO during the 2015 financial year, in accordance with Mr Hartzer’s employment agreement, the Board has determined that Mr Hartzer will receive a 2015 LTI award comprising a grant of 119,476 performance share rights under the CEO LTIP, to the value of $1,685,333. The actual number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of the award by the notional value of the performance share rights at the start of the performance period (being 1 October 2014). For TSR hurdled performance share rights, the notional value was $13.25 and for EPS hurdled performance share rights, $15.08.

The Board has determined that Mr Hartzer will receive a 2016 LTI award comprising a grant of 204,139 performance share rights under the CEO LTIP, to the value of $2,528,000. The actual number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of the award by the notional value of the performance share rights at the start of the performance period (being 1 October 2015). For TSR hurdled performance share rights, the notional value was $11.95 and for EPS hurdled performance share rights, $12.85.

For illustrative purposes, the face value of the 2015 CEO LTIP performance share rights was $3,704,950, and the face value of the 2016 CEO LTIP performance share rights was $6,330,350 (based on the one week volume weighted average price of Westpac’s shares traded on the ASX

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in the week up to 22 October 2015). The face value in each instance assumes 100% vesting, based on achieving the maximum result for our performance hurdles. In 2015, the application of the performance hurdles resulted in vesting of 36% of LTI.

The notional values of the TSR and EPS performance share rights were calculated by an independent valuer, taking as a starting point the market price of Westpac shares at the start of the performance period, and using a Monte Carlo pricing model. This is the same methodology that applies for all other Westpac Executives who receive performance share rights.

If no securities vest, the value of each grant will be $0.

Under the CEO LTIP, Board-determined performance hurdles must be satisfied before any securities can vest (except in limited circumstances such as death or total and permanent disablement, as explained below).

For both the 2015 and 2016 grants, the performance hurdles are TSR and EPS. The Board determines at the time of grant the number of performance share rights in two tranches of equal value, one of which will be subject to the TSR performance hurdle (TSR Performance Securities) and the other will be subject to the EPS performance hurdle (EPS Performance Securities). There will be no re-testing of either the TSR Performance Securities or the EPS Performance Securities.

(a)         TSR Performance Securities

The TSR hurdle is a weighted, composite TSR index (the composite TSR index) for a peer group (the peer group) comprising the ten top financial services companies other than Westpac.

Within the peer group, each of the other three major banks has been allocated a 16.67% weighting, with the other seven companies each weighted to 7.14%.

The composite TSR index is calculated by multiplying each peer group member’s TSR for the four year performance period by its weighting, and then adding together the results of those ten calculations.

Westpac’s TSR for the four year period is then compared to the composite TSR index.

For 50% of the TSR tranche to vest, Westpac’s TSR must at least equal the composite TSR index. For 100% to vest, Westpac’s TSR must exceed the composite TSR index by an amount that, when added to the composite TSR index, simulates historic 75th percentile performance within the peer group (i.e. an additional 21.55, reflecting an extra 5% compound annual growth in TSR over the four year period).

If Westpac’s TSR is between the composite TSR index and the composite TSR index plus 21.55, TSR Performance Securities will vest from 50% up to a possible 100% on a straight line basis between the composite TSR index and the composite TSR plus index 21.55.

(b)         EPS Performance Securities

The EPS performance hurdle measures growth in Westpac cash earnings per share over the performance period. To do this, the Board determines the threshold EPS growth target (Threshold EPS Growth Target) and a maximum EPS growth target (Maximum EPS Growth Target).

For the 2015 and 2016 grants, the performance rights are tested against the performance hurdles on the third anniversary of the commencement of the performance period (Test Date). If Westpac’s EPS growth is equal to the Threshold EPS Growth Target, 50% of the EPS Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s EPS growth is at or above the Maximum EPS Growth Target, 100% of the EPS Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s EPS growth is between the Threshold and the Maximum EPS Growth Targets, the number of EPS Performance Securities eligible for vesting will increase on a straight line basis from 50% to 100% of the total number of EPS Performance Securities awarded to Mr Hartzer.

Westpac shares will be allocated to Mr Hartzer if the performance conditions attached to the EPS Performance Securities are satisfied. The EPS Performance Securities that qualify for vesting as noted above will vest on the fourth anniversary of the commencement of the performance period.

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5.              CESSATION OF EMPLOYMENT

5.1       Deferred STI

Subject to the Board’s discretion, all unvested restricted shares lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment:

•                  is due to death, or total and permanent disablement; or

•                  occurs in certain circumstances (such as a change of control).

If Mr Hartzer’s employment ceases for any of those reasons, all unvested restricted shares that he holds will vest.

If Mr Hartzer is terminated for misconduct, all unvested restricted shares will be forfeited.

If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, all of his restricted shares (whether or not vested) that are subject to a holding lock under the CEO RSP will be forfeited, unless the Board determines otherwise.

The Board may in certain circumstances also adjust the number of unvested restricted shares downwards, or to zero (in which case they will lapse) including to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac.

5.2 LTI

Subject to the Board’s discretion, all unvested performance rights lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment:

•                  is due to his death, or total and permanent disablement; or

•                  occurs in certain circumstances (such as a change of control where certain other conditions are met).

If Mr Hartzer’s employment ceases for any of those reasons, all unvested performance share rights that he holds will vest.

If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights under the CEO LTIP will lapse.

The Board may in certain circumstances also adjust the number of unvested performance share rights downwards, or to zero (in which case they will lapse) where the circumstances of the departure warrant, or to respond to misconduct resulting in significant financial and/or reputational impact to Westpac.

TERMINATION BENEFITS

Early vesting of Mr Hartzer’s deferred STI and LTI in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights and unvested restricted shares where Mr Hartzer ceases employment under certain circumstances that do not involve serious misconduct. This discretion enables the Board to vest or leave the performance share rights on foot subject to the performance hurdles. In relation to the deferred STI, the discretion enables the Board to leave unvested restricted shares on foot and vest only on the expiry of the full term stated in the CEO RSP. The Board may determine to exercise this STI and LTI discretion in circumstances where Mr Hartzer’s employment ceases without fault on his part. In determining whether to exercise its discretion, the Board will take into account all relevant circumstances, which may include Mr Hartzer’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr Hartzer’s individual performance and the period that has passed from the date of grant to the date of cessation.

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The value of any termination benefits that may be given to Mr Hartzer by reason of early vesting of any of his 2015 and 2016 deferred STI and LTI awards or the exercise of the Board’s discretion that his unvested restricted shares and performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon:

•                  the number of securities initially granted as part of a deferred STI or LTI award;

•                  the date when, and circumstances in which, Mr Hartzer ceases employment;

•                  Westpac’s share price at the date of vesting; and

•                  the number of unvested securities held by Mr Hartzer at the time of cessation.

FURTHER INFORMATION

(a)         There are no loans to be granted to Mr Hartzer in connection with his participation in either the CEO RSP or the CEO LTIP.

(b)         Details of any shares issued under the CEO RSP and performance share rights granted under the CEO LTIP will be published in each Annual Report relating to a period in which such securities have been issued. The Annual Report will note that approval for issue of those securities was obtained under Listing Rule 10.14.

(c)          Mr Hartzer is the only Director of Westpac entitled to participate in the CEO RSP and the CEO LTIP. If shareholders vote in favour of Resolution 3, no additional person who becomes entitled to participate in the CEO RSP or the CEO LTIP will participate until approval is obtained under Listing Rule 10.14.

(d)         Mr Hartzer is not permitted to trade in securities received under the CEO RSP or CEO LTIP until they have vested. After vesting, any trading in the resulting shares must comply with our Group Securities Trading Policy. Restricted shares carry dividend and voting rights during the restriction period. Performance share rights do not confer dividend entitlements or voting rights.

(e)         If shareholder approval is obtained, the issue of restricted shares and performance rights (and the shares underlying the performance rights) will be approved for the purposes of all applicable requirements under the Corporations Act and the Listing Rules, including sections 200B and 200E of the Corporations Act and Listing Rule 10.14.

(f)            Westpac will issue the restricted shares and performance share rights at the times described in the Explanatory Notes and in any event, no later than 3 years after the AGM.

(g)         Please refer to the 2015 Remuneration Report for information relating to Mr Hartzer’s LTI award of 34,263 share rights under the Westpac Reward Plan to the value of $483,333, with respect to his Group Executive role as Chief Executive, Australian Financial Services for the period 1 October 2014 to 1 February 2015 (prior to his appointment as CEO on 2 February 2015).

Further information on the CEO RSP and CEO LTIP is available in the Group’s Remuneration Report.

A voting exclusion applies to this Resolution, as set out in the Notice of Meeting.

The Board (other than Mr Hartzer) unanimously recommends that shareholders vote in favour of Resolution 3.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

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WESTPAC 2015 ANNUAL GENERAL MEETING

ITEM 4 ELECTION OF DIRECTORS

Ms Elizabeth Bryan and Mr Peter Hawkins are retiring by rotation at this meeting in accordance with the Constitution and are offering themselves for re-election.

On 1 May 2015, Westpac announced the appointment of Mr Craig Dunn as an independent Non-executive Director with effect from 1 June 2015 and the election of Mr Dunn will be put to the meeting.

The Board undertakes an annual review of its performance, policies and practices. The Board has considered the results of this review in determining its endorsement of the Directors standing for election and re-election at the AGM.

(a) Elizabeth Bryan AM

BA (Econ.), MA (Econ.), Age 69

Ms Bryan has been an independent Non-executive Director of Westpac since November 2006.

Ms Bryan will reach nine years’ tenure as a Westpac Director at the date of the AGM. In considering the appropriate mix of skills and experience on the Board, and as part of its renewal planning, the Board has agreed with Ms Bryan to exercise its discretion to extend the tenure of Ms Bryan beyond the nine year limit set out in Westpac’s Board Renewal Policy. Under Westpac’s Board Renewal Policy, a Director whose tenure is extended is required to stand for re-election each subsequent year.

Ms Bryan is Chairman of Caltex Australia Limited, Virgin Australia Holdings Limited and Deputy Chairman of Insurance Australia Group Limited. Ms Bryan is also a member of the Takeovers Panel, ASIC Director Advisory Panel and President of YWCA NSW.

Ms Bryan has wide experience on the boards of companies. Prior to becoming a professional director she served for six years as Managing Director of Deutsche Asset Management and its predecessor organisation, NSW State Superannuation Investment and Management Corporation.

Ms Bryan does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Bryan does not have a relationship with any other Director.

Ms Bryan is Chairman of the Board Risk & Compliance Committee and a member of each of the Board Nominations and Board Remuneration Committees.

The Board considers Ms Bryan to be an independent director.

Following a peer review, the Board (other than Ms Bryan) unanimously recommends that shareholders vote in favour of the re-election of Ms Bryan to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

(b) Peter Hawkins

BCA (Hons.), SF Fin, FAIM, ACA (NZ), FAICD, Age 61

Mr Hawkins has been an independent Non-executive Director of Westpac since December 2008.

Mr Hawkins is a Director of Mirvac Group, Murray Goulburn Co-operative Co. Limited, MG Responsible Entity Limited (which is the responsible entity for ASX listed MG Unit Trust), Liberty Financial Pty Ltd and Clayton Utz. Mr Hawkins is also a member of the Bank of Melbourne Advisory Board.

Mr Hawkins’ career in the banking and financial services industry spans over 40 years in Australia and overseas at both the highest levels of management and directorship of major organisations. Mr Hawkins has held various senior management and directorship positions with Australia and

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WESTPAC 2015 ANNUAL GENERAL MEETING

New Zealand Banking Group Limited from 1971 to 2005. He was also previously a Director of BHP (NZ) Steel Limited, ING Australia Limited, Esanda Finance Corporation and Visa Inc.

Mr Hawkins does not have a relationship with Westpac, other than as Director, as a customer and as a shareholder. Mr Hawkins does not have a relationship with any other Director.

Mr Hawkins is Chairman of the Board Technology Committee and a member of each of the Board Audit, Board Nominations and Board Risk & Compliance Committees.

The Board considers Mr Hawkins to be an independent director.

Following a peer review, the Board (other than Mr Hawkins) unanimously recommends that shareholders vote in favour of the re-election of Mr Hawkins to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

(c) Craig Dunn

BCom, FCA, Age 52

Mr Dunn has been an independent Non-executive Director of Westpac since June 2015.

Mr Dunn is Chairman of Stone and Chalk Limited and a Director of Financial Literacy Australia Limited and The Australian Ballet. Mr Dunn is also a member of the ASIC External Advisory Panel and Consultant to King & Wood Mallesons.

Mr Dunn has more than 20 years’ experience in financial services, including as Chief Executive Officer of AMP Limited from January 2008 to December 2013. Mr Dunn was previously a Board member of the Australian Japanese Business Cooperation Committee, and former Chairman of the Investment and Financial Services Association (now the Financial Services Council). He was also a member of the Financial Services Advisory Committee, the Australian Financial Centre Forum, the Consumer and Financial Literacy Taskforce and a Panel member of the Australian Government’s Financial System Inquiry.

Mr Dunn does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Dunn does not have a relationship with any other Director.

Mr Dunn is a member of each of the Board Risk & Compliance and Board Remuneration Committees.

The Board considers that Mr Dunn will, if elected, qualify as an independent director.

Following a peer review, the Board (other than Mr Dunn) unanimously recommends that shareholders vote in favour of the election of Mr Dunn to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

Further information

For further information regarding the Westpac AGM, please contact Link on (+61) 1800 804 255 (toll free within Australia).

Westpac Banking Corporation ABN 33 007 457 141	13

WESTPAC 2015 ANNUAL GENERAL MEETING

How to get to the AGM

LOCATION

Sofitel Sydney Wentworth

Grand Ballroom, Level 3

61-101 Phillip Street

Sydney, New South Wales 2000

The Sofitel Sydney Wentworth is located on Phillip Street in Sydney’s CBD. It can be accessed via the main hotel entrance on Phillip Street, opposite the Chifley Tower. Access to the Grand Ballroom on Level 3 is via the escalators from the Lobby Level.

MOBILITY IMPAIRED ACCESS

Access is available for people with disabilities via a ramp at the Phillip Street entrance. The Grand Ballroom on Level 3 can be accessed via the lifts from the Lobby Level.

The disabled toilets are located on the Lobby Level and in the Grand Ballroom foyer.

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WESTPAC 2015 ANNUAL GENERAL MEETING

TRANSPORT

By car

The Sofitel Sydney Wentworth is approximately 10 kilometres or 25 minutes from Sydney’s international and domestic airports.

The hotel car park is located on Bligh Street and is valet parking only. The car park is operated by Secure Parking and guests attending the AGM will be entitled to be charged a flat fee of $49.00, as an alternative to their standard hourly rates. To receive the flat fee rate, please advise the attendant that you have attended the Westpac AGM before making payment. For further information about parking at the venue please visit http://www.secureparking.com.au/car-parks/australia/nsw/sydney/sofitel-wentworth-hotel or telephone (+61 2) 9231 4275.

Once you have left your vehicle with the valet at the entrance to the car park, please make your way inside the rear entrance of the hotel on Bligh Street and take the escalators or lift directly to Level 3 where the Grand Ballroom is located.

By train

The nearest train stations are as follows:

•             Martin Place – approximately 300 metres or a 5 minute walk; and

•             Wynyard – approximately 500 metres or a 10 minute walk.

Regular train services operate between Sydney’s international and domestic airports and Sydney’s CBD. Travelling time is approximately 20 minutes. Tickets are available from both the international and domestic airport train stations.

For online train timetables, please refer to the following website: http://www.transportnsw.info/.

By bus

For bus services in the CBD area, alight at the stop nearest Hunter and Phillip Streets and then proceed to the Phillip Street entrance of the hotel.

For online bus timetables, please refer to the following website: http://www.transportnsw.info/.

Taxis

A taxi rank is adjacent to the main entrance of the hotel on Phillip Street.

The Westpac Group 2015 Notice of Meeting is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification schemes (PEFC) means that the paper fibre is sourced from sustainable forests.

Westpac’s printer is certified under an ISO14001 Environmental Management System.

Westpac Banking Corporation ABN 33 007 457 141	15

www.westpac.com.au

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